Exhibit 10.2

Wausau Paper Corp.

2008 Cash Incentive Compensation Plan

For

Executive Officers

Executive officers are entitled to receive incentive compensation with respect to each fiscal year upon achievement of targeted company or personal objectives.  Executive officers are entitled to receive incentive compensation based upon:

(1)

the level of achievement by the Company of targeted goals for earnings per share;

(2)

for executive officers with direct segment operating responsibility, achievement of targeted segment operating profit targets; and

(3)

the level of achievement of specified quantifiable bottom-line oriented targets, and specific operational or strategic goals, including achievement of targeted (a) percentage of revenue from products introduced in the previous three years; (b) increase in operating efficiencies; (c) internal rate of return on approved capital spending; (d) improvements for volume growth and mix; (e) levels of working capital efficiencies; (f) volume and valuation relating to sales of timberlands; (g) objectives for cost reduction or containment; and (h) various objectives for organizational development, business resources, and customer service.

The following table sets forth, as a percentage of base salary, the maximum incentive compensation opportunity for executive officers.

	Percentage of Base Salary
	Earnings	Segment Operating	Individual	Total
	Per Share(1)	Profit(2)	Objectives(3)	Maximum

CEO	120%	–	30%	150%

Senior Vice President, Finance	95%	–	30%	125%
Executive Vice President, Administration	95%	–	30%	125%

Senior Vice President, Specialty Products	35%	60%	30%	125%
Senior Vice President, Towel & Tissue	35%	60%	30%	125%

(1) For purposes of this plan, “earnings per share” means earnings per share as reported in the Company’s audited financial statements, excluding the impact of stock incentive expenses or credits, decreased by amounts representing base gains from timberland sales, and adjusted for other extraordinary items (which may include, for example, facility closure charges, nonrecurring state tax benefits, or other similar items) as determined in the discretion of the Compensation Committee.  Incentive bonuses will be 0% of base salary if earnings are at the bottom of the targeted range of earnings per share and will increase on a pro rata basis to the officer’s maximum of percentage of base salary at the top of the targeted range.

(2) Incentive bonuses will be 0% of base salary if operating profits are at the bottom of the targeted range for the officer’s respective operating segment’s targeted operating profit and will increase on a pro rata basis to the officer’s maximum percentage of 60% of base salary at the top of the targeted range.

(3) Individual performance objectives established at the beginning of the year by the Compensation Committee for the CEO and by the CEO for other executive officers.